Media Contact: Amanda Hoffman 832.428.1331 ahoffman@primeflight.com
Media Contact: Brian Ochocki 612-263-9961 bochocki@airt.net

FOR IMMEDIATE RELEASE

PRIMEFLIGHT AVIATION SERVICES ACQUIRES GLOBAL AVIATION SERVICES

Sugar Land, TX & Denver, NC - September 30, 2019 - PrimeFlight Aviation Services, Inc. and Air T, Inc. today announce the acquisition by PrimeFlight of Global Aviation Services, LLC, a business unit of Air T, Inc. (NASDAQ: AIRT). Global Aviation Services is a leading provider of aviation ground support equipment (GSE) maintenance, fleet maintenance, and facility maintenance in the United States.
“We are excited to improve our GSE maintenance capabilities by adding Global Aviation Services to the PrimeFlight network,” said Dan Bucaro, CEO of PrimeFlight. “This acquisition will allow us to serve our customers with GSE maintenance services at more than 80 airports in the U.S.”
Global Aviation Services (“GAS”) offers a wide range of services, including maintenance services for motorized and non-motorized aviation ground support equipment, refurbishment services, facility and jet bridge maintenance services, and fleet services. GAS will operate with its own brand and leadership team, as a wholly owned subsidiary of PrimeFlight, as PrimeFlight works to integrate the operations into its service network.
Brad Osborn, CEO, Global Aviation Services, LLC, said: “Working intelligently since 2007, we have built a strategic and one-of-a-kind network of GSE maintenance shops. We are excited about our new ownership by PrimeFlight. They bring immediate growth opportunities and a commitment to investment and expansion. PrimeFlight’s strong management team and focus on customer service matches well with our best-in-class GSE maintenance services and customer-first culture.”

Nick Swenson, CEO, Air T, Inc., said: “Hats off to Brad Osborn for building an outstanding organization. His success attracted the attention of an important industry network builder. It’s with mixed feelings that we mark another milestone in Air T’s journey. Prior management took a calculated risk, hearing Brad’s vision and starting Global Aviation Services from scratch back in 2007. Making space for Brad’s dynamic personality and team has paid off for our shareholders. This is the Air T way. We recognize that we advance Air T’s purpose by helping our leadership teams realize their purposes. We believe that Brad, his management team, and hundreds of skilled GSE technicians are in good hands with PrimeFlight.”

As part of this transaction, Air T and PrimeFlight have entered into a long-term vendor supply relationship under which Air T’s subsidiary, Global Ground Support, LLC (“GGS”), will supply deicer equipment to PrimeFlight, and GAS will provide maintenance services for GGS’ deicers throughout the U.S.

About PrimeFlight Aviation Services, Inc.
Headquartered in Sugar Land, Texas, PrimeFlight Aviation Services provides major airlines and airports with ground handling services, aircraft services, into-plane fueling, deicing, and terminal services, as well as general aviation aircraft cleaning and support services, across a national footprint. PrimeFlight is a portfolio company of the Carlyle Group. For more information, visit www.primeflight.com.

About Global Aviation Services, LLC
Global was established in September 2007 and has grown to have nearly 300 employees who provide GSE maintenance service at 85 airports in the United States. Today Global is a leading provider of aviation ground support equipment (GSE) maintenance, fleet maintenance, and facility maintenance.

About Air T, Inc.
Established in 1980, Air T, Inc. is a portfolio of powerful businesses, each of which is independent yet interrelated. Historically, Company’s segments are: overnight air cargo, aviation ground support equipment manufacturing, and commercial aircraft asset management and logistics. Our ownership interests are designed to expand, strengthen and diversify AIR T, INC.’s cash earnings power. Our goal is to build on Air T, Inc.’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the Air T, Inc. portfolio. For more information, visit www.airt.net.

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